UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 19, 2012

Synthetic Biologics, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

617 Detroit Street, Suite 100

Ann Arbor, MI 48104

 (Address of principal executive offices and zip code)

(734) 332-7800

 (Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2012, Synthetic Biologics, Inc. (the “Company”) entered into a Patent License Agreement (the “License Agreement”) with The University of Texas at Austin (the “University”) for the exclusive license of the right to use, develop, manufacture, market and commercialize certain research and patents related to pertussis antibodies developed in the lab of Dr. Jennifer A. Maynard, Assistant Professor of Chemical Engineering. The License Agreement provides that the University is entitled to payment of past patent expenses, an annual payment of $50,000 per year commencing on the effective date through December 31, 2014 and a $25,000 payment on December 31, 2015 and milestone payments of $50,000 upon commencement of Phase I Clinical Trials, $100,000 upon commencement of Phase III Clinical Trials, $250,000 upon NDA submission in the United States, $100,000 upon European Medicines Agency approval and $100,000 upon regulatory approval in an Asian country. In addition, the University is entitled to a running royalty upon Net Product Sales and Net Service Sales (as defined in the License Agreement). The License Agreement terminates upon the expiration of the patent rights (as defined in the License Agreement); provided, however that the License Agreement is subject to early termination by the Company in its discretion and by the University for a breach of the License Agreement by the Company.

In connection with the License Agreement, the Company and the University also entered into a Sponsored Research Agreement (the “Research Agreement”) pursuant to which the University will perform certain research work related to pertussis under the direction of Dr. Jennifer Maynard and the Company will obtain certain rights to patents and technology developed during the course of such research. All inventions conceived during such research shall be subject to the License Agreement. The Research Agreement may be renewed annually, in the sole discretion of the Company, after the first year for two additional one year terms with a fixed fee for the first year of $303,287 and for the second and third years, if renewed, a fixed fee of $316,438 and $328,758 respectively, all payable in quarterly installments. If renewed by the Company after the first year for the remaining two years, the research shall be performed from the effective date of the Research Agreement until December 31, 2015; provided, however, the Research Agreement is subject to early termination upon the written agreement of the parties, a default in the material obligations under the Research Agreement which remain uncured for sixty days after receipt of notice, automatically upon the Company’s bankruptcy or insolvency and by the Company in its sole discretion at any time after the one year anniversary of the date of execution thereof upon no less than 90 days notice. Upon termination prior to December 31, 2014, the Company shall only be responsible for payment of expenses that do not exceed the fixed annual amount and are incurred prior to the termination date and non-cancellable expenses committed to be expended by the University prior to the termination date for the lesser of the remainder of their appointment in the case of salaries and December 31, 2014. Upon a termination after December 31, 2014 or due to a breach by the University, the Company shall only be responsible for all reasonable expenses that do not exceed the fixed annual amount and that are incurred by the University prior to the termination date for services performed prior to the termination date.

The foregoing description of the License Agreement and Research Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement and Research Agreements which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

On December 20, 2012, the Company issued the press release attached hereto as Exhibit 99.1 regarding the Agreement described herein.

Important Notice regarding the Agreement

The License Agreement and Research Agreements have been included as exhibits to this Current Report on Form 8-K to provide investors and security holders with information regarding their terms. They are not intended to provide any other financial information about the Company. The representations, warranties and covenants contained in the License Agreement and Research Agreements were made only for purposes of those agreements and as of specific dates; were solely for the benefit of the parties to the License Agreement and Research Agreements; may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the License Agreement and Research Agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the License Agreement and Research Agreements, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

10.1	Patent License Agreement between Synthetic Biologics, Inc. and The University of Texas dated December 19, 2012**

10.2	Sponsored Research Agreement between Synthetic Biologics, Inc. and The University of Texas dated December 19, 2012

99.1	Press Release dated December 20, 2012.

**	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2012	SYNTHETIC BIOLOGICS, INC.
(Registrant)

	By:	/s/ C. Evan Ballantyne
Name: C. Evan Ballantyne
Title: Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	License Agreement between Synthetic Biologics, Inc. and The University of Texas dated December 19, 2012**

10.2	Sponsored Research Agreement between Synthetic Biologics, Inc. and The University of Texas dated December 19, 2012

99.1	Press Release dated December 20, 2012.

**	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.